FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2010 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

2010 Third Quarter and Year-to-Date Highlights

•	The Company had 80,400 policies-in-force at September 30, 2010, reflecting a 17% decrease since September 30, 2009, and a 1% decrease since June 30, 2010

•	Gross premiums written increased 8% since last year's third quarter to $36.0 million

•	Cash and investment holdings decreased to $145.1 million at September 30, 2010, compared to $160.1 million at December 31, 2009

•	Book value per share decreased 4% to $4.36 at September 30, 2010, compared to $4.55 at December 31, 2009

St. Petersburg, FL - November 10, 2010: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter and for the nine months ended September 30, 2010.

For the third quarter, United reported net loss of $316,000, or $0.03 per diluted share, compared to a net loss of $734,000, or $0.07 per diluted share, during the same period last year. For the nine months ended September 30, 2010, United reported a net loss of $3.8 million, or $0.36 per diluted share, compared to generating net income of $5.2 million, or $0.50 per diluted share, for the same period last year.

Following significant increases in reinsurance costs,the Company's subsidiary, United Property & Casualty Insurance Company (UPC), implemented rate increases in September 2009 and in March 2010, yet the rate at which its policyholders renew their policies has remained at or above historical levels. On July 1, 2010, UPC assumed a $5.3 million book of business in South Carolina from Sunshine State Insurance Company and began writing new business through approximately 80 agents throughout the state.

"Though the sharp increase in reinsurance costs affected our short-term profitability, we believe that our rate increases will allow us to remain on solid financial footing and adapt to a changing insurance market," said Don Cronin, United's CEO, "and we have continued to redistribute and reduce our risk exposure by writing new policies in less reinsurance sensitive territories of Florida and by expanding into South Carolina. We have limited growth in total insured value through September 30 in order to reduce reinsurance costs.”

The Company will continue its expansion program. United is in varying stages of discussion with state regulatory authorities regarding its desire to write property insurance in Massachusetts, Connecticut, Rhode Island, New York, North Carolina and New Jersey. The Company believes that its products particularly fit the needs of homeowners in these regions of the United States.

Mr. Cronin concluded, “We anticipated a very active hurricane season and purchased reinsurance limiting our retention for multiple loss events. We have built a foundation for long-term growth and profitability for our stockholders and customers. We have already taken appropriate steps to address rate adequacy and risk distribution, so we just need the patience to allow those steps to bear fruit." Rate increases and risk re-distributions take more than a year to filter through a book of business.

2010 Third Quarter Financial Review

•	Gross written premiums increased to $36.0 million from $33.4 million in the third quarter of 2009 primarily due to the assumption of policies from Sunshine State Insurance Company.

•
Net premiums earned decreased to $17.9 million from $18.4 million in the third quarter of 2009 primarily due to a $1.6 million reduction in gross premiums earned, offset by a $1.1 million reduction in ceded premiums earned. Gross premiums earned decreased because the Company terminated its Garage program, and as a result of Company efforts to control risk exposures. Ceded premiums earned decreased because the Company recognized $1.1 million of a $3.4 million reduction in its reinsurance costs in the quarter. The remaining $2.3 million reduction in reinsurance costs will be recognized over the remaining contract period which ends in May 2011.

•
Losses and LAE decreased to $11.5 million from $12.2 million in the third quarter of 2009 primarily due to a decrease in the frequency and severity of water-pipe claims. Additionally, the termination of the Garage program and an improved geographic dispersion of the Company's policies to non-coastal areas of Florida contributed to the decrease.

•	Policy acquisition costs decreased to $5.4 million from $6.1 million in the third quarter of 2009 primarily due to the reduction in earned premiums.

•	Operating expenses increased to $3.5 million from $3.1 million in the third quarter of 2009 primarily due to increases in personnel costs, professional services, and premium taxes.

2010 Nine-Month Financial Review

•	Gross written premiums decreased to $127.3 million from $128.5 million in the prior year period due to a planned reduction in risk exposures in an effort to reduce reinsurance costs.

•
Net premiums earned decreased to $48.9 million from $61.9 million in the prior year primarily due to the increase in reinsurance costs for the June 2009 - May 2010 reinsurance contract period compared to the June 2008 - May 2009 reinsurance contract period.

•
The Company incurred an other-than-temporary impairment charge of $1.9 million in the first quarter of 2009 related to certain equity investments. The Company has not incurred any additional impairment charges since the first quarter of 2009.

•
Losses and LAE increased to $32.5 million from $30.9 million in the prior year primarily due to increases in water-related claims during the first half of 2010. Fire claims also increased, though the Company believes the increase is non-recurring. The increases in water-related and fire claims were partially offset by decreases in losses and LAE resulting from a reduction of in-force policies and the termination of the Garage program, as well as from the redistribution of our policies to non-coastal areas of Florida.

•	Policy acquisition costs decreased to $16.4 million from $16.6 million in the prior year primarily due to the reduction in earned premiums.

•	Operating expenses increased to $11.2 million from $11.0 million in the prior year due to a $380,000 increase in operating and underwriting expenses offset by a $140,000 decrease in personnel costs.

•
The Company recognized $726,000 of Other Expense in the third quarter, while it recognized none in the prior year. United recorded a loss on the early extinguishment of its $18.3 million, 11% Merger Notes in May, causing the increase.

Balance Sheet Highlights

United's cash and investment holdings totaled $145.1 million at September 30, 2010, compared to $160.1 million at December 31, 2009. United's cash and investments decreased because the Company retired its $4.3 million note with CB&T in February and retired its $18.3 million, 11% Merger Notes in May. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 96% of United's total investments at September 30, 2010, and December 31, 2009, respectively.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Thursday, November 11, 2010, at 10:00 a.m. Eastern Time.

The dial-in numbers are:
(866) 861-6730 (US)
(706) 679-0882 (International)

A recorded replay of the call will be available until 11:00 p.m. Eastern Time on November 13, 2010. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 16034325 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services homeowners insurance in Florida and South Carolina. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, the impact of reinsurance costs on our operating results, the expansion into South Carolina and other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2009. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUE:
Gross premiums written	$36,017	$33,350	$127,259	$128,528
Decrease (increase) in gross unearned premiums	3,439	7,671	(11,472)	(11,810)
Gross premiums earned	39,456	41,021	115,787	116,718
Ceded premiums earned	(21,591)	(22,599)	(66,929)	(54,859)
Net premiums earned	17,865	18,422	48,858	61,859
Net investment income, including net realized gains	1,243	1,108	3,287	2,618
Other revenue	891	1,185	4,171	4,542
Total revenue	19,999	20,715	56,316	69,019
EXPENSES:
Losses and loss adjustment expenses	11,451	12,193	32,466	30,932
Policy acquisition costs	5,405	6,063	16,384	16,565
Operating expenses	3,459	3,063	11,200	10,960
Interest expense	155	823	1,637	2,360
Total expenses	20,470	22,142	61,687	60,817
Income (loss) before other expenses	(471)	(1,427)	(5,371)	8,202
Other expenses	—	—	726	—
Income (loss) before income taxes	(471)	(1,427)	(6,097)	8,202
Provision for (benefit from) income taxes	(155)	(693)	(2,277)	2,964
Net income (loss)	$(316)	$(734)	$(3,820)	$5,238
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	2,362	2,949	4,158	4,220
Reclassification adjustment for net realized investment gains	(206)	(75)	(234)	(780)
Reclassification adjustment for recognized other-than-temporary impairments	—	—	—	1,878
Income tax expense related to items of other comprehensive income	(831)	(1,109)	(1,513)	(2,029)
Total comprehensive income (loss)	$1,009	$1,031	$(1,409)	$8,527

Weighted average shares outstanding
Basic and Diluted	10,573,932	10,573,932	10,573,932	10,566,331

Earnings (loss) per share
Basic and Diluted	$(0.03)	$(0.07)	$(0.36)	$0.50

Dividends declared per share	$—	$0.05	$0.05	$0.10

Condensed Consolidated Balance Sheets
In thousands, except share and par value amounts

	September 30, 2010	December 31, 2009
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $96,662 and $125,920, respectively)	$102,653	$128,020
Equity securities (adjusted cost of $4,038 and $5,000, respectively)	3,775	4,704
Other long-term investments	300	300
Total investments	106,728	133,024
Cash and cash equivalents	38,323	27,086
Accrued investment income	1,018	1,119
Premiums receivable, net of allowances for credit losses of $392 and $370, respectively	8,476	7,544
Reinsurance recoverable on paid and unpaid losses	31,679	25,477
Prepaid reinsurance premiums	59,490	40,285
Deferred policy acquisition costs	10,442	9,256
Other assets	6,267	3,967
Total Assets	$262,423	$247,758
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$47,953	$44,112
Unearned premiums	85,303	73,831
Reinsurance payable	53,454	28,162
Other liabilities	11,051	12,154
Notes payable, net of unamortized debt discount of $0 and $885, respectively	18,529	41,428
Total Liabilities	216,290	199,687
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2010 and 2009	—	—
Common stock, $0 .0001 par value; 50,000,000 shares authorized; 10,573,932 issued and outstanding for 2010 and 2009	1	1
Additional paid-in capital	75	75
Accumulated other comprehensive income	3,519	1,108
Retained earnings	42,538	46,887
Total Stockholders' Equity	46,133	48,071
Total Liabilities and Stockholders' Equity	$262,423	$247,758